Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Semantix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Primary Offering: Ordinary shares, par value $0.001 per share	457(c)	18,499,984(3)	$3.85	$71,224,938.40	.0000927	$6,602.55

Fees to Be Paid	Equity	Secondary Offering: Ordinary shares, par value $0.001 per share	457(c)	83,862,994(4)	$3.85	$322,872,526.90	.0000927	$29,930.28

Fees to Be Paid	Warrants	Secondary Offering: Warrants to purchase ordinary shares	457(g)	7,000,000(5)				(6)

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$394,097,465.30		$36,532.84

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$36,532.84

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from share splits, share dividends, or similar transactions with respect to the shares being registered.

(2)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high ($4.20) and low ($3.50) sales prices of the ordinary shares as reported on the Nasdaq Global Market on August 17, 2022, which date is within five business days prior to filing this Registration Statement.

(3)

Consists of up to 18,499,984 ordinary shares, comprising (i) up to 11,499,984 ordinary shares that may be issued upon exercise of outstanding public warrants, and (ii) up to 7,000,000 ordinary shares that may be issued upon exercise of outstanding private warrants.

(4)

Consists of up to 83,862,994 ordinary shares registered for resale by the selling securityholders, comprising, (i) 67,498,494 ordinary shares issued to certain selling securityholders in connection with the business combination, (ii) 9,364,500 ordinary shares issued to certain selling securityholders under the PIPE financing consummated in connection with the business combination, and (iii) 7,000,000 ordinary shares issuable to certain selling securityholders following exercise of private warrants held by them.

(5)	Consists of up to 7,000,000 private warrants that were issued in connection with the business combination and are held by certain selling securityholders.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the ordinary shares underlying the warrants, and no separate fee is payable for the warrants.